UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 19, 2020

ASHFORD INC.

(Exact name of registrant as specified in its charter)

Nevada	001-36400	84-2331507
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas		75254
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (972) 490-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	AINC	NYSE American LLC
Preferred Stock Purchase Rights		NYSE American LLC

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 below is incorporated by reference into this Item 1.01. The Term Loan Agreement (as defined below) is filed with this Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 1, 2018, Ashford Inc. (“AINC” or “the “Company”) entered into that certain Credit Agreement (as amended, the “Existing Credit Agreement”), by and among, the Company, Ashford Hospitality Holdings LLC, a subsidiary of the Company (“Borrower”) and Bank of America, N.A., as administrative agent and the other financial institutions party thereto (collectively, “Lender”). The Company has drawn down $10 million on the Existing Credit Agreement.

On March 19, 2020, the Company amended and restated the Existing Credit Agreement pursuant to a Fourth Amendment to Credit Agreement, by and among Borrower, the Company and Lender (the “Term Loan Agreement”). At closing the Company converted and consolidated the existing $10 million borrowing under the Existing Credit Agreement (which had been borrowed on a revolving basis) into a term loan under the Term Loan Agreement and drew down the remaining $25 million balance of the Term Loan Agreement (such $35 million borrowing, in the aggregate, under the Term Loan Agreement, the “Term Loan”). As a result, the Company has borrowed, in the aggregate, $35.0 million under the Existing Credit Agreement and there is no additional capacity remaining.

The Term Loan Agreement has a four year term, with a 0.75% upfront fee and a maximum principal amount of $35 million. The proceeds of the Term Loan may be used for working capital, capital expenditures and other lawful corporate purposes, including property acquisitions; provided, however, that no loan proceeds may be used to invest in the service businesses owned by Ashford Hospitality Services, LLC or to make any common or preferred dividend payments or stock repurchases. Prepayment of the Term Loan is payable at any time without penalty.

The Term Loan is fully recourse to Borrower and the Company and guaranteed by the Company and certain subsidiaries of the Company (excluding Ashford Hospitality Services, LLC and its subsidiaries). The Company, Borrower and each guarantor granted a security interest in all equity interests in the Company’s subsidiaries that are held by the Company, Borrower or any guarantor, that are not otherwise prohibited from being pledged.

Borrowings under the Term Loan Agreement will bear interest, at either 30-day LIBOR plus an applicable margin, or the base rate (defined as the highest of the federal funds rate plus 0.5%, the Bank of America announced prime rate, or 30-day LIBOR plus 1.0%) plus an applicable margin. The applicable margin for borrowings under the Term Loan Agreement for 30-day LIBOR loans will either be 3.0% or 3.25% per annum and the applicable margin for the base rate loans will either be 2.0% or 2.25% per annum, depending on the Advisory Leverage Ratio, with the lowest rate applying if the Advisory Leverage Ratio is less than 1.5. The “Advisory Leverage Ratio” is defined as the ratio of net debt that is recourse to the Company to EBITDA derived from Ashford Hospitality Advisors.

The Term Loan Agreement contains customary terms, covenants, negative covenants, events of default, limitations and other conditions for credit facilities of this type. Subject to certain exceptions, the Company is subject to restrictions on incurring additional indebtedness and liens, investments, mergers and fundamental changes, sales or other dispositions of property, dividends and stock redemptions, changes in the nature of the Company’s business, transactions with affiliates, burdensome agreements and capital expenditures.

The Company is also subject to certain financial covenants, including: (i) maintaining the Advisory Leverage Ratio not to exceed 2.0 to 1.0; (ii) maintaining the consolidated EBITDA to consolidated interest charges ratio at no less than 1.50 to 1.0; (iii) maintaining consolidated debt to consolidated EBITDA ratio at 3.0 to 1.0; (iv) limiting the debt that is recourse to the Company to $5 million; (v) maintaining consolidated net worth not less than $23,217,750 plus 75% of future net equity proceeds; and (vi) dividend payments or stock repurchases solely being made with cash available for distribution of the Company and its subsidiaries; provided, no common stock dividends or common stock repurchases shall be made at any time if the Fixed Charge Coverage Ratio is less than specified thresholds.

The foregoing summary is qualified in its entirety by reference to the Term Loan Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Description
10.1	Term Loan Agreement, dated as of March 19, 2020, by and among Ashford Hospitality Holdings LLC, Ashford Inc., Bank of America, N.A. and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHFORD INC.

By:	/s/ Robert G. Haiman
Robert G. Haiman
Executive Vice President, General Counsel and Secretary

Dated: March 20, 2020